Exhibit 99.(c)(vii)

Highly Confidential & Proprietary December 16, 2025 Project Jewel Discussion Materials Goldman Sachs & Co. DRAFT Preliminary – Subject to Refinement

DRAFT Preliminary – Subject to Refinement

Goldman Sachs

INVESTMENT BANKING

Jewel's 50 Largest Institutional Shareholders and Estimated Cost Basis (1/2)

Institution	Refinitiv Style	Position Entry Date[1]	% OS	Shares (mm)	Cost Basis[2]	Unrealized Gain at $46.00 (Original Offer)
Trian	**Hedge Fund**	**Q2 '20**	**20.6 %**	**31.9**	**$ 29.49**	**56.0 %**
Vanguard	Index	Q3 '09	8.9	13.8	31.65	45.3
BlackRock Institutional Trust Co.	Index	Q2 '16	8.8	13.5	27.11	69.7
Millennium Mgm't	Hedge Fund	Q3 '17	4.4	6.9	35.18	30.8
Dimensional Fund Advisors	Quantitative	Q3 '16	4.3	6.7	25.03	83.8
Charles Schwab Investment Management, Inc.	Index	Q4 '10	3.4	5.2	30.07	53.0
AQR Capital Management, LLC	Quantitative	Q1 '21	3.1	4.8	36.35	26.6
State Street Investment Management (US)	Index	Q1 '08	2.9	4.5	25.22	82.4
Capital Research	Growth	Q4 '15	2.4	3.7	24.81	85.4
Geode Capital Management, L.L.C.	Index	Q3 '10	1.5	2.3	28.92	59.1
Norges Bank Investment Management (NBIM)	Pension	Q4 '14	1.4	2.2	33.19	38.6
Ariel Investments, LLC	Value	Q2 '17	1.3	2.0	29.77	54.5
Clark Capital Management Group, Inc.	Growth	Q2 '24	1.2	1.8	38.38	19.9
Fisher Investments	Value	Q2 '17	1.2	1.8	28.66	60.5
Qube Research & Technologies Ltd	Hedge Fund	Q2 '23	0.9	1.5	37.13	23.9
Principal Global Investors (Equity)	Growth	Q2 '17	0.9	1.5	29.08	58.2
PIMCO (US)	Income	Q3 '21	0.9	1.4	32.98	39.5
Citadel Advisors LLC	Hedge Fund	Q4 '20	0.8	1.3	34.75	32.4
Capital World	Growth	Q2 '15	0.8	1.2	30.46	51.0
Aperio Group, LLC	Index	Q2 '17	0.7	1.1	29.77	54.5
Northern Trust Investments, Inc.	Index	Q3 '16	0.7	1.1	31.23	47.3
Parametric Portfolio Associates LLC	Growth	Q2 '17	0.7	1.0	25.82	78.2
Goldman Sachs Asset Management, L.P.	Growth	Q4 '13	0.7	1.0	28.63	60.7
Research Affiliates, LLC	Income	Q1 '20	0.6	0.9	31.23	47.3
Morgan Stanley & Co. LLC	Broker Dealer	Q2 '17	0.6	0.9	39.57	16.2

Source: Company websites, filings, Jupiter. Market data as of 10-Dec-2025. Diluted share count for purposes of percentage of outstanding shares based on Jewel standalone diluted shares outstanding (preliminary, subject to refinement), inclusive of 154.175mm common shares, 0.134mm incremental share-based awards, 0.073mm warrant shares, and 0.045mm treasury shares held in separate trust related to BAYE plan per Jewel Management. [1] Quarter of the investors most recent position initiation in the security. Resets whenever the investor sells out completely. [2] Calculated as the weighted average cost of current shares held based on quarterly VWAPs and all share purchases from Q1 '05 - Q4 '25.

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DRAFT Preliminary – Subject to Refinement

Goldman Sachs

Jewel's 50 Largest Institutional Shareholders and Estimated Cost Basis (2/2)

INVESTMENT BANKING

Institution	Refinitiv Style	Position Entry Date[1]	% OS	Shares (mm)	Cost Basis[2]	Unrealized Gain at $46.00 (Original Offer)
First Trust Advisors L.P.	Index	Q3 '19	0.6	0.9	35.58	29.3
UBS Financial Services, Inc.	Other	Q2 '17	0.5	0.8	40.77	12.8
Quantinno Capital Management LP	Hedge Fund	Q4 '19	0.5	0.7	37.01	24.3
UBS Asset Management (Americas) LLC	Value	Q3 '24	0.5	0.7	36.16	27.2
Invesco Capital Management LLC	Index	Q2 '21	0.5	0.7	32.80	40.3
BofA Global Research (US)	Broker Dealer	Q2 '17	0.4	0.6	38.74	18.7
Arrowstreet Capital, Limited Partnership	Hedge Fund	Q3 '23	0.4	0.6	36.90	24.7
Balyasny Asset Management LP	Hedge Fund	Q3 '25	0.4	0.6	43.20	6.5
Mellon Investments Corporation	GARP	Q2 '15	0.4	0.5	25.38	81.3
Gabelli Funds, LLC	Value	Q2 '17	0.3	0.5	31.63	45.5
BlackRock Financial Management, Inc.	Growth	Q1 '17	0.3	0.5	36.06	27.6
Nuveen LLC	GARP	Q2 '19	0.3	0.5	33.33	38.0
Columbia Threadneedle (US)	Value	Q2 '17	0.3	0.5	34.01	35.2
PGIM Quantitative Solutions LLC	Growth	Q2 '17	0.3	0.5	36.35	26.6
State Farm Insurance Companies	Pension	Q4 '24	0.3	0.4	36.09	27.5
Envestnet Asset Management, Inc.	Growth	Q1 '20	0.3	0.4	38.79	18.6
BlackRock Asset Management Ireland Limited	Index	Q2 '17	0.3	0.4	31.04	48.2
Allianz Global GmbH	GARP	Q2 '23	0.3	0.4	38.06	20.9
IEQ Capital LLC	Other	Q3 '24	0.2	0.4	40.62	13.2
AllianceBernstein	Growth	Q2 '17	0.2	0.4	38.73	18.8
BlackRock Investment Management, LLC	Value	Q1 '17	0.2	0.3	29.55	55.7
Northern Trust Global Investments	Growth	Q2 '13	0.2	0.3	28.16	63.3
Dimensional Fund Advisors, Ltd.	Quantitative	Q3 '07	0.2	0.3	30.89	48.9
Templeton Investment Counsel, L.L.C.	Value	Q2 '17	0.2	0.3	32.14	43.1
Franklin Templeton Investments	Value	Q1 '23	0.2	0.3	26.78	71.8
Total			**82.1 %**	**126.8**		
Median					**$ 32.47**	**41.7 %**

Source: Company websites, filings, Jupiter. Market data as of 10-Dec-2025. Diluted share count for purposes of percentage of outstanding shares based on Jewel standalone diluted shares outstanding (preliminary, subject to refinement), inclusive of 154.175mm common shares, 0.134mm incremental share-based awards, 0.073mm warrant shares, and 0.045mm treasury shares held in separate trust related to BAYE plan per Jewel Management. [1] Quarter of the investors most recent position initiation in the security. Resets whenever the investor sells out completely. [2] Calculated as the weighted average cost of current shares held based on quarterly VWAPs and all share purchases from Q1 '05 - Q4 '25.

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4 DRAFT Preliminary – Subject to Refinement Disclaimer These materials have been prepared by Goldman Sachs on a confidential basis for presentation solely to the special committee (the “Special Committee”) of Jewel (the “Company”) in connection with an informational presentation which Goldman Sachs is making to the Special Committee. These materials and Goldman Sachs’ presentation relating to these materials (collectively, the “Presentation”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the written consent of Goldman Sachs. The Presentation was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Presentation by persons other than those set forth above. 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